CO-INVESTMENT AGREEMENT

This Co-Investment Agreement is made and entered into this 31st day of October 2006 (the “Agreement”), between Beard Technologies, Inc., an Oklahoma corporation (“BTI”), and PinnOak Resources LLC, a Delaware limited liability company (“PinnOak”).

WHEREAS, BTI has formed Beard Pinnacle, LLC (“Beard Pinnacle”) to construct and operate a pond fines recovery project at Pinnacle Mining Company, LLC;

WHEREAS, the equity owners of PinnOak (said owners referred to as the “PinnOak Parties”) have agreed to purchase a fifty percent ownership interest in Beard Pinnacle;

WHEREAS, BTI and PinnOak desire to develop a framework whereby PinnOak and/or the PinnOak Parties can invest in future pond fines recovery projects to be developed by BTI or one or more of its affiliates;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable considerations and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1 Definitions

1.1          Defined Terms. Each of the following terms enclosed by quotation marks in this Article shall be a defined term, and each term enclosed by parentheses and quotation marks in the preamble, recitals or body of this Agreement, or that is specified as a defined term in this Agreement, shall also be a defined term. Wherever used in this Agreement, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement. Each term defined in this Agreement in the singular shall include the plural of that term, and each term defined in this Agreement in the plural shall include the singular of that term.

“Accepted Pond Project” shall have the meaning provided for that term in Subsection 2.2.6.

“Affiliate” means (i) any Person owning any of the equity ownership of a Party, (ii) any Person who can direct or cause the direction of the management and policies of a Party, whether by contract, ownership, order of a Governmental Authority or otherwise, (iii) any Person in which a Party owns more than ten percent (10%) of the equity ownership (a “Party Subsidiary”), (iv) any Person in which any Party and/or one or more Party Subsidiaries own more than ten percent (10%) of the equity voting ownership, or (v) any Person that a Party and/or one or more Party Subsidiaries can direct or cause the direction of the management and policies of that Person, whether by contract, ownership, order of a Governmental Authority or otherwise.

“Annual Net Cash Flow” shall have the meaning set forth in the BP Operating Agreement.

“Beard Entity” means (i) BTI, (ii) The Beard Company, an Oklahoma corporation and the sole shareholder of BTI, and (iii) any Affiliate of BTI or The Beard Company.

“BP Operating Agreement” means the Amended and Restated Operating Agreement attached hereto at Exhibit “A”, a conformed original of which shall be entered into by BTI and the PinnOak Parties.

“Change of Control” shall be deemed to occur upon any Person other than a Permitted Transferee (i) owning or controlling (whether legally, beneficially, equitably, directly or indirectly) a majority of the equity interests of another Person, or (ii) having the ability to control (either directly or indirectly) the management, policies and day-to day operations of such Person.

“Fully Funded Project LLC” shall have the meaning provided for that term in Subsection 2.3.2.

“Governmental Authority” means any federal, provincial, state, county, city, municipal or tribal governmental body, commission, council, legislature, court, agency or board.

“Governmental Authorization” means any authorization, permit, license, certification or consent required by applicable Law or a Governmental Authority in connection with the performance of any Work.

“Guaranteed Third-Party Loan” means a USDA guaranteed loan obtained or to be obtained by a Project LLC from an Unrelated Third Person.

“Initial Project Meeting” shall have the meaning provided for that term in Subsection 2.2.2.

“Laws” means any and all constitutional provisions, decrees, rules, codes, regulations, statutes, ordinances, enactments, judicial and administrative orders, decisions and rulings adopted, enacted, promulgated or issued by any Governmental Authority, including the common law and legal duties owed to others.

“Membership Interest” means an ownership or equity interest in a Project LLC embodying and encompassing the owner’s rights in the Project LLC, as provided for in the Project LLC Operating Agreement with respect to that ownership or equity interest, including, without limitation, the owner’s share of profits and losses of the Project LLC, the owner’s right to receive distributions of a Project LLC’s assets, and the owner’s right to vote or participate in management, all as more particularly provided for in the Project LLC operating agreement.

“Partially Funded Project LLC” shall have the meaning provided for that term in Subsection 2.3.3.

“Parties” means BTI and PinnOak.

“Party Subsidiary” shall have the meaning provided for that term in the definition of Affiliate in this Section 1.1.

“Permitted Assignment” shall have the meaning provided for that term in Section 4.4.

“Permitted Transferee” means any one or more of the following: (i) a PinnOak Party, (ii) a Person who is an owner of a PinnOak Party on the date hereof, (iii) a Person in which one or more of the current owners of the PinnOak Parties own more than seventy percent (70%) of such Person’s voting ownership or securities, and control the management, policies and day-to-day operations of such Person, or (iv) any other Person who obtains any voting ownership or securities of PinnOak or a PinnOak Party with the prior written consent of BTI, which consent shall not be unreasonably withheld.

“Person” means a natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, trust, governmental authority, tribal authority, joint venture, or other legal entity.

“PinnOak Parties” shall mean the equity owners of PinnOak identified on Schedule A attached hereto.

“Pond Fines Agreement” means that certain Amended and Restated Agreement for a Pond Fines Recovery Facility effective as of September 1, 2005 between BTI and Pinnacle Mining Company, LLC, as amended.

“Pond Project” shall have the meaning provided for that term in Subsection 2.1, but shall not include the Smith Branch Refuse Impoundment as depicted on Exhibit A to the Pond Fines Agreement.

“Preferential Right” means the option and preferential right granted to the PinnOak Parties under Section 2.1.

“Project LLC” shall have the meaning provided for that term in Subsection 2.2.2, but shall not include Beard Pinnacle.

“Project Proposal” shall have the meaning provided for that term in Subsection 2.2.2.

“Third Party Pond Project” means any Pond Project that is subject to the Preferential Right and at which an Unrelated Third Person owns or controls the right to conduct pond recovery operations at the pond site for that Pond Project, or has contractually agreed to allow a Beard Entity or a Project LLC to conduct those operations.

“Third Party Owner” means an Unrelated Third Person who owns or controls the right to conduct pond recovery operations at a pond site for a Third Party Pond Project.

“Transfer” means any and all ways by which a Person may dispose or be divested of all or any portion of the Preferential Right, or any right or interest therein, whether voluntary or involuntary, including, without limitation, a divestment or disposition of the Preferential Right by sale, grant, merger, consolidation, court order, exchange, gift, assignment, transfer, redemption, operation of applicable law, pledge, hypothecation, foreclosure or otherwise.

“Unfunded Project LLC” means the Project LLC formed for an Accepted Pond Project for which a Beard Entity needs one hundred percent (100%) of the equity funding required for that Project LLC to qualify for a Guaranteed Third-Party Loan.

“Unrelated Third Person” means any Person other than a Beard Entity, PinnOak, a PinnOak Party or an Affiliate of a PinnOak Party.

1.2	Construction.

1.2.1      The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the provisions of this Agreement. Each reference made in this Agreement to a Section, Subsection or Article refers to the applicable Section, Subsection or Article in this Agreement, unless the context clearly indicates otherwise.

1.2.2      The words “this Agreement”, “herein”, “hereby”, “hereunder”, and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular part hereof unless the context clearly or expressly provides or indicates otherwise. The words “this Article”, “this Section”, “this Subsection”, and words of similar import, refer only to the Articles, Sections or Subsections hereof in which those words occur.

1.2.3      Each reference made in this Agreement to an Exhibit refers to the applicable Exhibit attached hereto, unless the context clearly indicates otherwise. Each Exhibit attached hereto is made a part hereof.

Article 2

PinnOak’s Preferential Right

2.1	Preferential Right.

2.1.1      Subject to the terms of this Article and except as provided for in Subsection 2.1.2, PinnOak shall have the initial option and preferential right to participate in any pond recovery operation conducted by a Beard Entity intended to convert or facilitate the conversion of raw slurry consisting of coal fines, coal waste, thickener underflow or other materials deposited in a pond, impoundment or similar structure into commercially marketable clean coal and tailings (a “Pond Project”). The Smith Branch Refuse Impoundment, which is identified in the definition of a Pond Project in Article 1, shall not be subject to this Article 2.

2.1.2      The Preferential Right described in Subsection 2.1.1 shall not apply or pertain to (i) research oriented coal or pond reclamation or recovery operation, technology, method or related services conducted by any Person in connection with any Pond Project, including, without limitation, any U.S. Department of Energy sponsored or funded operation, (ii) any entity conducting any such operation, method, technology or related service, and/or (iii) any intellectual property obtained, discovered, generated or employed with respect to any such operation, technology, method or service.

2.1.3      Except as is permitted by the terms of Section 4.5 of this Agreement, neither PinnOak nor any PinnOak Party shall Transfer all or any portion of the Preferential Right or any right or interest therein or thereto to any Person other than a Permitted Transferee. Any Transfer or purported Transfer of the Preferential Right or any right or interest therein or thereto to any Person other than a Permitted Transferee shall be null and void ab initio and without force or effect. Except for Transfers to Permitted Transferees, BTI shall not have any obligation of any nature or kind with respect to, or be bound by any (i) Transfer of the Preferential Right or any right or interest therein or thereto, (ii) proposed Transfer of the Preferential Right or any right or interest therein or thereto, or (iii) purported Transfer of the Preferential Right or any right or interest therein or thereto to any Person other than a Permitted Transferee.

2.2	Identification of Pond Project.

2.2.1      BTI shall notify PinnOak within thirty (30) days after a Beard Entity identifies a Pond Project with respect to which it intends to participate.

2.2.2      Promptly after PinnOak’s receipt of that notification, BTI and PinnOak shall schedule a meeting to be held at BTI’s principal place of business in Pittsburgh, Pennsylvania, or at such other location agreed upon by the Parties (the “Initial Project Meeting”), at which BTI shall provide PinnOak with a detailed and comprehensive presentation and evaluation of the proposed Pond Project (a “Project Proposal”), which shall include (i) the equity funding levels and concomitant percentages of equity ownership available to PinnOak, as determined in accordance with the provisions of Section 2.3, in a limited liability company to be formed by the Beard Entity to develop the proposed Pond Project (the “Project LLC”), (ii) BTI’s estimates of the commercially marketable coal reserves, the cost of development, the probable net profits, and the timing of developmental activities attributable to the proposed Pond Project, and (iii) a date by which the equity funding must be made.

2.2.3      Prior to the Initial Project Meeting, PinnOak shall sign and provide BTI with a legally binding and enforceable non-disclosure and non-compete agreement, which shall be in a form and substance reasonably acceptable to BTI and PinnOak, covering the Project Proposal and the proposed Pond Project.

2.2.4      PinnOak shall have thirty (30) days after the Initial Project Meeting to provide BTI with their affirmative written election to accept in all material respects the Project Proposal made at the Initial Project Meeting. If PinnOak does not provide BTI with that affirmative election before the expiration of that 30-day period, PinnOak shall be conclusively deemed to have rejected that Project Proposal.

2.2.5      BTI shall promptly and comprehensively respond to all reasonable inquiries from PinnOak concerning the Project Proposal during that 30-day period.

2.2.6      If PinnOak accepts a Project Proposal in accordance with Subsection 2.2.4 (an “Accepted Pond Project”), PinnOak shall be obligated to participate in the Accepted Pond Project in accordance with the terms provided for that Accepted Pond Project in the Initial Project Meeting, as may be or have been modified in writing by agreement of the Parties.

2.2.7      PinnOak’s involvement and participation in each Accepted Pond Project shall be (i) limited to its becoming an equity owner together with BTI and/or one or more other Beard Entities in the Project LLC formed by BTI for that Accepted Pond Project and (ii) subject to the terms of an operating agreement for that Project LLC having substantially the same terms as the BP Operating Agreement, except conforming to the allocation of annual net cash flow as determined in accordance with this Agreement for that Project LLC, and except for such other exceptions agreed upon in writing by the Parties. Under no circumstances shall PinnOak’s participation and involvement in any Accepted Pond Project be as a cotenant or sublessee. Notwithstanding the allocation of Annual Net Cash Flow for any Project LLC, as determined in accordance with this Agreement, the Beard Entities shall own not less than fifty percent (50%) of the aggregate equity ownership or membership interest in each Project LLC, unless one or more of the Beard Entities assign a portion of such membership interest to an Unrelated Third Person, including, without limitation, a Third Party Owner or its affiliate with respect to a Third Party Pond Project.

2.2.8      Each Project LLC and BTI shall enter into a pond fines recovery facility agreement having terms similar to those contained in the Pond Fines Agreement, but which shall be expressly tailored for the Accepted Pond Project. BTI and each Project LLC shall enter into a contract operating agreement designating BTI as the contract operator of that Accepted Pond Project. BTI’s obligations and compensation as contract operator under each such contract operating agreement shall be substantially similar to the obligations and compensation provided for or referenced in the Amended and Restated Contract Operating Agreement entered into between BP and BTI concerning the Pond Recovery Operations.

2.2.9      If PinnOak rejects or is deemed to have rejected a Project Proposal, then no Beard Entity shall have any obligation or responsibility of any nature or kind to PinnOak with respect to that Pond Project or Project Proposal provided there is no material modification of the terms of the Project Proposal and the Project Proposal accurately describes the Pond Project.

2.2.10    The Preferential Right shall terminate upon the occurrence of the earliest of midnight on (i) July 31, 2012 or (ii) the thirty-first (31st) day after BTI has made its sixth (6th) Project Proposal to PinnOak.

2.3	Equity Participation; Distributions of Annual Net Cash Flow.

The management of each Project LLC formed for an Accepted Pond Project shall be provided and set forth in the Project LLC’s operating agreement the terms and conditions of which shall be the same in all material respects as the BP Operating Agreement. The allocation of each Project LLC’s distribution of Annual Net Cash Flow, if any, among its owners shall be determined in accordance with this Section 2.3.

2.3.1	Unfunded Projects.

(a)          If PinnOak exercises the Preferential Right to participate in any Unfunded Project LLC (i.e., a Project LLC formed for an Accepted Pond Project for which a Beard Entity needs 100% of the equity funding required for that Project LLC to qualify for a Guaranteed Third-Party Loan), then PinnOak shall contribute all the equity funding necessary for that

Unfunded Project LLC to qualify for a Guaranteed Third-Party Loan in accordance with the equity funding schedule provided for in the Project Proposal for that Unfunded Project LLC.

(b)          Upon an Unfunded Project LLC’s receipt of the equity funding provided for in Subsection 2.3.1 (a) from PinnOak, the Unfunded Project LLC shall issue an equity or membership interest in that Unfunded Project LLC to PinnOak up to a maximum of 50% of the aggregate membership interests. One or more of the Beard Entities shall own the remaining equity or membership interest in that Unfunded Project LLC.

(c)          The management and operation of each Unfunded Project LLC shall be governed by an operating agreement signed by the members thereof, which shall be the same in all material respects as the BP Operating Agreement except that BTI shall own fifty percent (50%) of the membership interests in such Unfunded Project LLC.

(d)          The distribution of Annual Net Cash Flow, if any, generated by an Unfunded Project LLC shall be as follows:

Annual Net Cash Flow	Beard’s Distributive Share	PinnOak’s Distributive Share
First $500,000	0.00%	100.00%
Next $300,000	100.00%	0.00%
Next $1,000,000	40.00%	60.00%
Next $500,000	45.00%	55.00%
All Remaining	50.00%	50.00%

(e)          If PinnOak exercises the Preferential Right to acquire less than fifty percent (50%) of all the equity or membership interest in an Unfunded Project LLC, then PinnOak’s percentage distributive share of Annual Net Cash Flow from that Unfunded Project LLC shall be equal to the result obtained by multiplying each corresponding “PinnOak’s Distributive Share” percentage, as set forth in the chart in Subsection 2.3.1(d), by a fraction, the numerator of which is the percentage equity ownership in the Project LLC acquired by PinnOak and the denominator of which is fifty percent (50%).

2.3.2	Fully Funded Project.

(a)          With respect to any Pond Project for which one or more Beard Entities has provided one hundred percent (100%) of the equity funding (whether by one or more capital contributions consisting of cash, cash equivalents and/or other personal property, such as equipment) required by the Project LLC formed for that Accepted Pond Project to qualify for a Guaranteed Third-Party Loan (a “Fully Funded Project LLC”), PinnOak shall be entitled to exercise the Preferential Right to purchase up to, but not more than fifty percent (50%) of all the equity ownership in that Fully Funded Project LLC from the Beard Entities owning it for a purchase price equal to the result obtained by multiplying the sum of the amount of cash and cash equivalents contributed by the Beard Entities plus the fair market value of any equipment contributed by the Beard Entities as of the date of the closing of that sale to PinnOak by the percentage equity ownership which PinnOak elected to acquire in that Fully Funded Project LLC. Each Fully Funded Project LLC shall be governed by an operating agreement signed by the members thereof, which shall be the same in all material respects as the BP Operating Agreement provided, that the voting rights of members shall reflect the membership interests of the members.

(b)          If PinnOak exercises the Preferential Right to acquire fifty percent (50%) of all the equity or membership interest in a Fully Funded Project LLC, then the Parties shall be entitled to the following percentage distributive shares of Annual Net Cash Flow, if any, from that Fully Funded Project LLC:

Annual Net Cash Flow	Beard’s Distributive Share	PinnOak’s Distributive Share
First $500,000	50.00%	50.00%
Next $300,000	100.00%	0.00%
Next $1,000,000	70.00%	30.00%
Next $500,000	72.50%	27.50%
All Remaining	75.00%	25.00%

(c)          If PinnOak elects to acquire less than fifty percent (50%) of all equity or membership interest in a Fully Funded Project LLC, then PinnOak’s percentage distributive share of Annual Net Cash Flow for each annual period from that Fully Funded Project LLC shall be equal to the result obtained by multiplying each corresponding “PinnOak’s Distributive Share” percentage, as set forth in the chart in Subsection 2.3.2(b), by a fraction, the numerator of which is the percentage equity ownership in the Project LLC acquired by PinnOak and the denominator of which is fifty percent (50%).

2.3.3	Partially Funded Projects.

(a)          With respect to any Pond Project for which a Beard Entity is providing some but less than one hundred percent (100%) of all the equity funding required for the Project LLC formed for that Pond Project (a “Partially Funded Project LLC”) to qualify for a Guaranteed Third-Party Loan, PinnOak may exercise the Preferential Right to fund the remaining equity capital necessary for the Partially Funded Project LLC to qualify for that loan, subject to the terms provided in Section 2.4. In such event, the equity or membership interest to be issued to PinnOak in the Partially Funded Project LLC shall be an amount equal to fifty percent (50%) multiplied by a fraction, the numerator of which is the total equity or capital contribution made by PinnOak and the denominator of which is the sum of all equity or capital contributions made by all of the Parties. Each Partially Funded Project LLC shall be governed by an operating agreement signed by the members thereof which shall be the same in all material respects as the BP Operating Agreement provided, that the voting rights of members shall reflect the membership interest of the members.

(b)          PinnOak’s percentage distributive shares of Annual Net Cash Flow from a Partially Funded Project LLC shall be determined by multiplying each corresponding percentage distributive share of Annual Net Cash Flow set forth in the chart in Subsection 2.3.1(d) for

PinnOak by a fraction, the numerator of which is the percentage equity ownership in the Project LLC acquired by PinnOak and the denominator of which is fifty percent (50%).

(c)          If PinnOak exercises the Preferential Right to fund the remaining equity capital necessary for a Partially Funded Project LLC to qualify for a Third-Party Guaranteed Loan, then the Beard Entity’s percentage distributive percentage shares of Annual Net Cash Flow from that Partially Funded Project LLC shall be determined by subtracting each corresponding percentage distributive share of Annual Net Cash Flow of PinnOak for that Partially Funded Project LLC from one hundred percent (100%).

2.3.4      Non Guaranteed Projects. If a Project Proposal provides for one hundred percent (100%) of the funding of a Project LLC’s pond recovery operations from a loan, which is not a Guaranteed Third-Party Loan, then PinnOak may exercise the Preferential Right to acquire up to a thirty percent (30%) equity ownership interest in that Project LLC. PinnOak’s percentage distributive share of Annual Net Cash Flow from that Project LLC shall be equal to the result obtained by multiplying each corresponding “PinnOak’s Distributive Share” percentage, as set forth in the chart in Section 2.3.2(b), by a fraction, the numerator of which is the percentage equity ownership in the Project LLC acquired by PinnOak from the Beard Entities and the denominator of which is fifty percent (50%). The management and operation of each non-guaranteed project LLC shall be governed by an operating agreement signed by the members thereof, which shall be the same in all material respects as the BP Operating Agreement provided that the voting rights of members shall reflect the membership interests of the members.

2.4	Third Party Projects.

2.4.1      Each Beard Entity involved in any negotiations or discussions concerning any prospective Third Party Pond Project shall use its good faith efforts (fairly taking into consideration PinnOak’s rights by virtue of the Preferential Right) to obtain a commercially reasonable and feasible agreement or arrangement with each Third Party Owner of the pond site for that Pond Project.

2.4.2      Notwithstanding anything to the contrary in Section 2.1, 2.2 or 2.3, the Prospect Proposal for any Third Party Pond Project shall provide PinnOak with the option to acquire by virtue of the Preferential Right no less than fifty percent (50%) of the Beard Entities’ cumulative equity or membership interest of the Project LLC formed for that Third Party Pond Project.

2.4.3      If PinnOak exercises the Preferential Right to acquire an ownership interest in a Project LLC formed for a Third Party Pond Project, the distribution of cumulative Annual Net Cash Flow attributable to PinnOak’s ownership in that Project LLC shall be made as provided for in Section 2.3.1(d) except that each “PinnOak’s Distributive Share” percentage set forth in the chart in Section 2.3.1(d) shall be replaced by the result obtained by multiplying that “PinnOak Distributive Share” percentage by a fraction, the numerator of which is the percentage ownership in that Project LLC acquired by PinnOak and the denominator of which is one hundred percent (100%).

2.4.4      If there is any direct conflict between, or any ambiguity or uncertainty resulting from the construction of, any provision in this Section 2.4 and any provision in Section 2.1, 2.2 and/or 2.3 or (ii) any disagreement between the Parties concerning the distribution of Annual Net Cash Flow from a Project LLC, the Parties shall use their good faith, reasonable efforts to resolve the ambiguity, uncertainty or conflict by reference to the attachments to the Pond Fines Agreement titled “Terms of Equity Financing by PinnOak for the Pinnacle Project” and the “PinnOak Preferential Right to Purchase”.

Article 3

Representations and Warranties

3.1          Representations and Warranties of PinnOak Parties. PinnOak hereby represents and warrants to BTI as follows:

(a)           Organization. PinnOak is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified, and has all applicable Governmental Authorizations required under applicable Laws to conduct its business as it is presently conducted.

(b)           Authorization. This Agreement has been duly authorized, signed, and delivered by PinnOak.

(c)           Enforceability. This Agreement constitutes the legal, valid and binding agreement of PinnOak, enforceable against PinnOak in accordance with its terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar Laws and judicial decisions affecting the rights of creditors generally.

3.2          Representations and Warranties of BTI. BTI hereby represents and warrants to PinnOak as follows:

(a)          Organization. BTI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and is duly authorized and qualified, and has all applicable Governmental Authorizations required under applicable Laws to conduct its business as it is presently conducted.

(b)          Authorization. This Agreement has been duly authorized, signed and delivered by BTI.

(c)          Enforceability. This Agreement constitutes the legal, valid and binding agreement of BTI, enforceable against BTI in accordance with its terms, except as enforceability may be limited by general principles of equity and by bankruptcy, insolvency, reorganization or similar Laws and judicial decisions affecting the rights of creditors generally.

3.3          Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 shall survive the execution and delivery of this Agreement.

Article 4

Miscellaneous

4.1	Modification and Waiver.

4.1.1      This Agreement may not be altered, amended, revised, modified or supplemented except by a written agreement signed by all the Parties expressly specifying the provisions altered, amended, revised, modified or supplemented. Any Party to whom performance is owed under this Agreement may by an instrument in writing extend the time for or waive the performance of any of the obligations of another Party or waive compliance by such other Party with any of the provisions contained herein.

4.1.2      The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect that Party’s right at a later date to enforce that provision. No waiver by any Party of any breach of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed as a further or continuing waiver of that breach or a waiver of any condition or of any other breach of this Agreement.

4.2	Notices.

4.2.1      All notices and elections required or permitted hereunder shall be given in writing and delivered in person, sent by bonded overnight courier (e.g., Federal Express, UPS), sent by U.S. Mail postage prepaid, return receipt requested, or by facsimile transmission (provided any such facsimile transmission is confirmed orally or by written confirmation) addressed to the appropriate Party at the address for that Party set forth below.

(a)	If to BTI:

5600 North May Avenue, Suite 320

Oklahoma City, Oklahoma 73112

Attention:	Herb Mee, Jr., Vice President

Telephone: (405) 842-2333

Facsimile:	(405) 842-9901
E-Mail:	hmee@beardco.com

(b)	If to PinnOak:

601 Technology Drive

Pointe Plaza, Suite 300

Canonsburg, PA 15317

Attention:	Michael Nemser, Chief

Financial Officer

Telephone: (724) 338-9104

Facsimile:	(724) 743-4531
E-Mail:	mfn@nb.net

4.2.2      The address and facsimile number of any Party may be changed by notice given in the manner provided in this Section 4.2. Any notice given in accordance with this Section shall be deemed to have been given when delivered to the addressee in person, or if transmitted by facsimile transmission, upon receipt of the oral or written confirmation of receipt. A Party may change the address, telephone number, and facsimile number to which such communications are to be addressed or made by giving written notice to the other Party in the manner provided in this Section.

4.3          Publicity. The Parties shall consult with each other with regard to all publicity and other releases concerning this Agreement and the transactions contemplated hereby and, except as required by applicable Law, by any Governmental Authority or stock exchange, neither shall issue any such publicity or other release without the prior written consent of the other, which consent shall not be unreasonably withheld.

4.4          Non-assignment. BTI acknowledges that PinnOak may (1) distribute any Membership Interest acquired hereunder to the PinnOak Parties immediately following receipt thereof, (2) any PinnOak Party may transfer a Membership Interest to one or more other PinnOak Parties at any time and from time to time, (3) assign the right to acquire any Membership Interest to be acquired hereunder to the PinnOak Parties, or (4) assign this Agreement to PinnOak Parties (each a “Permitted Assignment”) if that distribution or assignment, as applicable, does not result in BP, BTI or PinnOak’s noncompliance with or violation of any applicable state or federal securities Laws, including, without limitation, the Securities Act of 1933, as amended. Except for the Permitted Assignment, this Agreement shall not be assignable by any Party without the written consent of all the other Parties, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, distributees, and assigns.

4.5          Change of Control. PinnOak shall assign (i) all of its interest, rights, ownership, obligations and duties with respect to the Preferential Right and (ii) the Membership Interests acquired hereunder to the PinnOak Parties immediately prior to the consummation of any transaction that would result in PinnOak having a Change of Control unless BTI shall have provided its written consent to such transaction, which consent shall not be unreasonably withheld. BTI may withhold its consent to any transaction if such Change of Control results from a Transfer to any Person who engages on a regular basis in the coal extraction or mining industry or is owned or controlled by any such Person.

4.6          Counterparts. This Agreement may be signed in any number of counterparts, including counterparts transmitted by facsimile, with the same effect as if the signatures to each counterpart were upon the same physical copy of this Agreement, each of which counterparts shall be deemed an original, but all of which shall constitute one and the same instrument.

4.7          Entire Agreement. This Agreement and the agreements referred to herein embody the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements or understandings (whether written or oral) with respect to the subject matter hereof and thereof. This Agreement shall be binding upon the Parties and their respective successors, assigns, and distributees including, without limitation, the PinnOak Parties. As a condition to the Permitted Assignment, PinnOak shall obtain a legally binding and enforceable written agreement from each of the PinnOak Parties agreeing to be bound by the terms and provisions of this Agreement and to sign the BP Operating Agreement.

4.8          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Oklahoma without regard to the conflicts of Laws principles thereof.

4.9          No Third Party Beneficiaries. Nothing herein expressed or implied is intended to confer upon any Person, other than the Parties or their respective permitted assigns and successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

4.10       Expenses. Except as specifically provided herein, each Party shall pay all legal and other costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby.

4.11       Further Assurances. Each Party shall cooperate and shall take such further action and shall sign and deliver such further documents as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement.

Signed by the Parties as of the day first above written.

“BTI”

Beard Technologies, Inc.

By:	/s/ Herb Mee, Jr.
Name:	Herb Mee, Jr.
Title:	Vice President

“PinnOak”

PinnOak Resources, LLC

By	/s/ Michael F. Nemser

Name:  Michael F. Nemser

Title:	CFO

Exhibit “A”

(BP Operating Agreement)

Schedule “A”

Questor Partners Fund II, LP
Questor Side-By-Side Partners II, LP
Questor Side-By-Side Partners II 3(c)1, LP
Questor Partners Fund II AIV-1, LLC
The Regent Investment Company, LP
Statler Family Investment Company, LP
PinnOak Resources Employee Equity Incentive Plan, LLC